Exhibit 99.06

Pazoo's Plan To Expand Into Germany Moves Forward

CEDAR KNOLLS, N.J., Oct. 25, 2012 /PRNewswire/ -- Pazoo, Inc., (OTCBB Symbol: PZOO (German WKN#: A1J3DK) C.E.O. David M. Cunic is currently in Germany meeting with German Health and Wellness Experts in both Frankfurt and Munich.  Pazoo announced back in August 2012 its plans for expanding the Health & Wellness Expert Section and the Health & Wellness Social Community on its website, www.pazoo.com, in to Germany. The plans also call for a German language version of www.pazoo.com to come online in the fourth quarter of 2012. Representatives of Pazoo, Inc. traveled to Germany in mid-August 2012 and met with individuals who have begun planning and implementing this expansion.  Pazoo, Inc. is following up on those meetings, as well as exposing the brand to several German Health and Wellness companies through road shows and privately scheduled meetings.

Several potential German Health & Wellness Experts have already been identified and Pazoo, along with its German Experts, is interviewing and selecting the first all-German populated Expert Board. There are many features to the expert section that, in addition to the U.S. version, will be implemented into the German www.pazoo.de portal. Once the Health & Wellness Expert Section and Social Community are developed, plans include the introduction of the website's E-Commerce function.

David M. Cunic, CEO of Pazoo, Inc., stated, "I'm excited about the enthusiastic response we've gotten from the European community. Everyone understands that bringing Pazoo.com to Europe is a great opportunity to bring the health and wellness community together to exchange ideas and information. Additionally, Pazoo.com's presence in Europe offers a compelling opportunity to create additional growth for Pazoo, Inc."

About Pazoo, Inc.:

Pazoo, Inc.'s website www.pazoo.com provides a warehouse of competitively priced products and a roster of experts in various health and wellness fields who deliver useful information for achieving a fuller and richer life for both humans and their pets. Pazoo.com is a unique, interactive, e-commerce site where consumers can gain insights into health and wellness for themselves and their animals from leading health & wellness and pet industry experts. The company's team of medical, fitness, nutritional and pet professionals seek to enhance the wellbeing of Pazoo customers by offering an ever expanding selection of high quality merchandise, including nutritional supplements, fitness apparel, equipment, videos and consumables, health and beauty products, gifts, and wellness/safety items.

Safe Harbor Statement

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email: investor@pazoo.com

SOURCE Pazoo, Inc.

Released October 25, 2012